LICENSE AGREEMENT
                         BETWEEN PLM INTERNATIONAL, INC.
                         AND MAC TRAILER LEASING, L.L.C.

         This License Agreement (the "Agreement") is made effective as of this 30th day of September, 2000 ("Effective Date"), between PLM International, Inc., a Delaware corporation, having its place of business at One Market, Steuart Street Tower, Suite 800, San Francisco, California 94105 ("Licensor"), and MAC Trailer Leasing, L.L.C., a Delaware limited liability company, having its place of business at 1 Maynard Drive, Park Ridge, New Jersey 07656 ("Licensee").

                                    RECITALS:

         WHEREAS, Licensor is the owner of certain trademarks and service marks and registrations, including the service marks PLM TRAILER LEASING, PLM PLM TRAILER LEASING and design, PLM PLM TRAILER LEASING REFRIGERATED SOLUTIONS FOR THE FOODSERVICE INDUSTRY and design, REFRIGERATED SOLUTIONS FOR THE FOODSERVICE INDUSTRY, and PLM RENTAL, relating to the truck trailer equipment rental and leasing services ("Service Marks");

         WHEREAS, Licensor owns federal service mark registrations for PLM TRAILER LEASING, Registration No. 2,248,568, PLM PLM TRAILER LEASING and design, Registration No. 2,248,567, PLM PLM TRAILER LEASING REFRIGERATED SOLUTIONS FOR THE FOODSERVICE INDUSTRY and design, Registration No. 2,247,007, REFRIGERATED SOLUTIONS FOR THE FOODSERVICE INDUSTRY, Registration No. 2,142,572, and PLM RENTAL, Registration No. 1,651,728;

         WHEREAS, pursuant to an Asset Purchase Agreement dated May 24, 2000 (the "Purchase Agreement") between Marubeni America Corporation, a New York corporation ("MAC"), Licensor, and the other sellers party thereto, Licensor is selling all of its interest in certain Acquired Assets and Assumed Liabilities of the Business to MAC (as such terms are defined in the Purchase Agreement);

         WHEREAS, as permitted by the Purchase Agreement, MAC and Licensor, among others, have agreed that MAC may assign its rights thereunder to Licensee;

         WHEREAS, Licensee wishes to use the Service Marks in connection with trailer equipment rental and leasing services (the "Trailer Leasing Services") for a transitional period of five years from the Effective Date; and

         WHEREAS, Licensor is willing to permit such transitional use of the Service Marks by Licensee in accordance with the terms and conditions of this Agreement;

         NOW, THEREFORE, pursuant to the purchase of Acquired Assets and Assumed Liabilities of the Business, the parties hereto agree as follows:

          1. Licensor hereby grants Licensee an irrevocable, royalty-free, exclusive license to use the Service Marks solely in connection with Trailer Leasing Services (the "License") for a period of five years from the Effective Date, subject to the terms and conditions set forth in this Agreement.

          2. The License granted applies solely to the Service Marks as set forth on the attached exhibits for use solely with Trailer Leasing Services and for no other purpose; Licensee shall have no right to use the name "PLM" or the "PLM" logo apart from the words "Rental" or "Trailer Leasing." Licensee may use the Service Marks whether alone or in conjunction with other marks of Licensee or third parties.

          3. Licensor has not received notice of any claim that the use of the Service Marks does or may infringe the rights of any third party.

          4. Licensee acknowledges Licensor's ownership of the Service Marks and the validity of any registrations therefor. Except as otherwise provided in this Agreement, Licensee shall not apply to register or register the Service Marks. Licensee agrees to assist Licensor as necessary in maintaining its rights in the Service Marks, including assisting Licensor upon request in contesting any third-party infringement.

          5. Licensor acknowledges that Licensee shall have the sole and exclusive right throughout the world to use the Service Marks. Licensor shall not, and shall not authorize any other third party to, use the Service Marks in any manner whatsoever. Licensor shall not anywhere in the world challenge the Licensee's use of the Service Marks, provided that such use is consistent with the requirements of this Agreement. Licensor will not take or, at Licensee's expense, omit to take, or authorize the taking or omission of, any action that could dilute or adversely affect any of the Service Marks or Licensee's license thereof. Licensor shall not adopt or use, or license others to use, in connection with any goods or services any other trademark or service mark that is a variation of or phonetically similar to any Service Mark or suggestive of Trailer Leasing Services.

          6. Notwithstanding anything to the contrary in this Agreement, Licensor may continue to use the name "PLM" and the "PLM" logo during the term of this Agreement and thereafter, whether alone or in conjunction with other marks or words, other than in connection with Trailer Leasing Services or in a manner that is suggestive of Trailer Leasing Services.

          7. Licensor shall take all necessary steps, including in any proceeding before the United States Patent and Trademark Office, to maintain, to the extent permitted by law, any registration of each Service Mark, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings, and the payment of fees and taxes. Licensee shall pay all costs and expenses that Licensor reasonably incurs pursuant to this paragraph 7.

          8. Licensor shall not knowingly permit any registration relating to any Service Mark to become abandoned or dedicated to the public or placed in the public domain or to become invalid or unenforceable, and shall notify Licensee immediately if it knows, or has reason to know, that any such actions may occur or of any final or otherwise material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court) regarding the ownership or validity of any Service Mark, its right to register the same, or to keep, maintain, and enforce the same. If Licensor is required to take any affirmative actions to comply with this paragraph, Licensee shall pay all costs and expenses that Licensor reasonably incurs.

          9. Licensor shall not take or omit to take, or authorize the taking or omission of, any action with respect to the Service Marks that would in any way diminish the goodwill associated with the Service Marks.

          10. Licensor shall comply with all the terms and conditions of the Non-Competition Agreement dated as of the Effective Date between, inter alia, Licensor and Licensee and shall require any assignee or successor to any of the Collateral (as defined in paragraph 19) to comply therewith.

          11. Upon receiving notice from Licensee of activities by a third party that may be infringing or otherwise impairing the strength of the Service Marks, Licensor agrees to act promptly and diligently to enforce and otherwise defend its and Licensee's rights in the Service Marks. Licensee shall pay all costs and expenses that Licensor reasonably incurs pursuant to this paragraph 11.

          12. Licensor may assign, sell or otherwise divest all or a portion of its interest in the Services Marks, the goodwill associated therewith and the business in connection with which the Licensor's PLM word mark and PLM logo ("PLM Marks") are used, provided that (i) Licensor assigns, sells or otherwise divests all or a portion of its interest in the Services Marks and the goodwill associated therewith only in connection with the PLM Marks; (ii) the party acquiring such interest agrees in writing to be bound by the terms and conditions of this Agreement, including assuming all rights, obligations and liabilities associated herewith, and acquiring the Collateral subject to the lien of Licensee's security interest hereunder, (iii) Licensee continues to have a perfected security interest in the Collateral, and (iv) on or before the date of such assignment, sale or other divestiture, the acquiring party shall have filed and recorded such instruments and documents with the appropriate governmental authorities and executed and delivered to Licensee such other instruments and documents and taken such other action as necessary or as Licensee shall reasonably request in order to maintain the perfection and priority of the Collateral. Except as set forth in the preceding sentence, Licensor will not sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Service Marks, any associated goodwill or any other Collateral, or create or suffer to exist any lien or other charge or encumbrance upon or with respect to any of the Service Marks, any associated goodwill or any other Collateral, except for the license and security interest created by this Agreement.

          13. Licensee may assign this Agreement and the security interests granted hereunder to an affiliated company that is either a direct or indirect subsidiary, that is at least 80% directly or indirectly owned by Marubeni Corporation. If, after an assignment permitted under this paragraph, the assignee ceases to be at least 80% directly or indirectly owned by Marubeni Corporation, the assignee shall assign this Agreement and the security interests granted herein to Marubeni Corporation or a direct or indirect subsidiary, that is at least 80% directly or indirectly owned by Marubeni Corporation, within thirty days after the date on which the assignee ceases to be at least 80% directly or indirectly owned by Marubeni Corporation. If the assignee fails to comply with the foregoing sentence, this Agreement shall terminate. Licensee may assign this Agreement and the security interests granted hereunder to a third party subject to Licensor's consent, which consent Licensor shall not unreasonably withhold, except that Licensee may not assign this Agreement to a competitor of Licensor or to a third party whose affiliation with Licensor is reasonably believed by Licensor to damage materially Licensor's reputation.

          14. Licensor shall cause a copy of this Agreement to be filed with the Securities Exchange Commission as a material contract as party of the exhibits to Licensor's next periodic report after the Effective Date under the Securities and Exchange Act of 1934.

          15. During the term hereof, Licensor agrees that, in the event that Licensor or an assignee of Licensor, as applicable, ceases to conduct business in the ordinary course, Licensor shall assign to Licensee the Service Marks and any goodwill associated with the Service Marks. In the event of an assignment under this paragraph 15: (i) this Agreement shall terminate and (ii) no later than five years after the Effective Date, Licensee shall operate its Trailer Leasing Services under a name that does not include or resemble the word "PLM" or any word confusingly similar thereto, promptly destroy all stationery, business cards, forms and other business materials containing the word mark "PLM," and file an express abandonment with the United States Patent and Trademark Office.

          16. Upon the expiration or termination of the License, Licensee shall operate its Trailer Leasing Services under a name that does not include or resemble the word "PLM" or any word confusingly similar thereto, and Licensee shall promptly destroy all stationery, business cards, forms and other business materials containing the word mark "PLM".

          17. Upon the expiration or termination of the License, Licensor agrees that it shall not license the use of the Service Marks or any mark confusingly similar thereto to any person or entity, nor shall it use, or allow any person or entity to use, the Service Marks or any mark confusingly similar thereto.

          18. A material part of the consideration for Licensor's licensing the Service Marks to Licensee is the confidence Licensor has in Licensee's excellent record of past business conduct and favorable reputation for integrity and high quality of services. Licensee agrees that the services rendered under the Service Marks will continue to be of the same high quality as previously provided by Licensor, and that Licensee will not engage in any activity which would impugn Licensor's reputation or that of the Service Marks.

          19. As security for the prompt and complete performance of all of the obligations of the Licensor, now existing or hereafter incurred, arising out of, relating to or connected with this Agreement, Licensor hereby pledges and grants to Licensee a continuing security interest in all of Licensor's right, title, and interest in and to the following, whether now or hereafter existing or acquired (the "Collateral"): (i) each Service Mark and all registrations and recordings thereof; (ii) all extensions or renewals of any of the items described in clause (i); (iii) all of the goodwill of the business of Licensor connected with the use of, and represented and symbolized by the items described in clause (i); and (iv) all proceeds of, and rights associated with, the foregoing, including any claim by Licensor against third parties for past, present, or future infringement or dilution of any Service Mark or for any injury to the goodwill associated with the use of any such Service Mark.

      a)      Licensor covenants and agrees that:

              (i) contemporaneously with the execution and delivery of this Agreement, it will execute and deliver to Licensee the Trademark Security Agreement in the form attached hereto as Exhibit A (the "Trademark Security Agreement") and a UCC-1 financing statement describing the Collateral for filing with the office of the California Secretary of State and, from time to time at Licensee's expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that Licensee may reasonably request as necessary or desirable in order to perfect, preserve, and protect any security interest granted or purported to be granted hereby or to enable Licensee to exercise and enforce its rights and remedies hereunder with respect to any Collateral;

              (ii) it will give Licensee at least thirty (30) days' prior written notice of any change in its name, identity or corporate structure or the location of its chief place of business and simultaneously with such change, at Licensee's expense, will take all action necessary or reasonably requested by the Licensee in order to perfect, preserve, and protect the security interest granted or purported to be granted herein.

      b) Licensor will be deemed in default under this Agreement upon the occurrence of the following (each an "Event of Default"): (i) a material breach by Licensor of this Agreement where such breach materially, adversely affects Licensee's rights under the License or if such breach is of such a nature that it cannot reasonably be cured; or (ii) any other material breach by Licensor of this Agreement, where such breach remains uncured for a period of twenty days after Licensor receives written notice thereof. Upon an Event of Default, Licensee may exercise all rights and remedies of a secured party on default under the Uniform Commercial Code, including, without limitation, foreclose or otherwise enforce Licensee's security interest in the Collateral in any manner permitted by law, and any and all other rights and remedies available to Licensee under applicable law.

          20. Licensor hereby irrevocably appoints Licensee as Licensor's attorney-in-fact, with full authority in the place and stead of Licensor and in the name of Licensor or otherwise, from time to time in Licensee's discretion, to take any action and to execute any instrument that Licensee may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to maintain the Service Marks and the registration, validity and enforceability thereof and to maintain the perfection and priority of the security interest granted hereunder; provided that Licensee agrees not to exercise its rights under this paragraph unless there is an Event of Default. Licensee agrees that it shall provide Licensor with written notice reasonably promptly after it exercises its rights hereunder. Licensor acknowledges, consents and agrees that the power of attorney granted hereunder is irrevocable and coupled with an interest.

          21. This Agreement does not constitute and shall not be construed as constituting a partnership, joint venture or agency relationship between the parties. Neither party shall have the right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

          22. In the event any paragraph or provision of this Agreement is held to be void or unenforceable, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the void and unenforceable parts had been severed or deleted.

          23. The waiver of any term or provision of this Agreement shall not be construed as a waiver of any other term or provision. No failure to exercise and no delay in exercising, on the part of Licensee, any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, remedy, power or privilege.

          24. This Agreement shall be binding upon and shall inure to the benefit of the parties and their present and past agents, servants, officers, directors, partners, predecessors, employees, franchisees, trustees, representatives, shareholders, successors and assigns; provided, however, that Licensee shall not have the right to sublicense or assign this Agreement, by operation of law or otherwise, except as otherwise set forth in paragraph 13.

          25. This Agreement shall be governed by and construed under the laws of the United States and the local laws of the State of California, as applied to agreements entered into and to be performed entirely within California and by California residents, without regard to choice of laws provisions.

          26. Any dispute arising out of this Agreement, or its performance or breach, shall be resolved by binding arbitration at San Francisco, California, under the Commercial Arbitration Rules (the "AAA Rules") of the American Arbitration Association (the "AAA"). This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. sections 1-14. The Parties agree that pursuant to section 9 of the Federal Arbitration Act, a judgment of a United States District Court of competent jurisdiction shall be entered upon the award made pursuant to the arbitration. A single arbitrator, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected according to the AAA Rules within ten (10) days of the submission to the AAA of the response to the statement of claim or the date on which any such response is due, whichever is earlier. The arbitrator shall be required to furnish to the parties to the arbitration a preliminary statement of the arbitrator's decision that includes the legal rationale for the arbitrator's conclusion and the calculations pertinent to any damage award being made by the arbitrator. The arbitrator shall then furnish each of the parties to the arbitration the opportunity to comment upon and/or contest the arbitrator's preliminary statement of decision either, in the discretion of the arbitrator, through briefs or at a hearing. The arbitrator shall render a final decision following any such briefing or hearing. The arbitrator shall conduct the arbitration in accordance with the Federal Rules of Evidence. The arbitrator shall decide the amount and extent of pre-hearing discovery which is appropriate. The arbitrator shall have the power to enter any award of monetary and/or injunctive relief (including the power to issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by any party and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by any party), including the power to render an award as provided in Rule 43 of the AAA Rules; provided, however, that the arbitrator shall not have the power to award consequential, indirect, punitive or exemplary damages under any circumstances (whether styled as loss of profit, loss of expected economic advantage, punitive, exemplary or treble damages, or any penalty or punitive type of damages) regardless of whether such damages may be available under any applicable law, the parties are hereby waiving their rights, if any, to recover any such damages, whether in arbitration or litigation. The arbitrator shall have the power to award the prevailing party its costs and reasonable attorneys' fees; provided, however, that the arbitrator shall not award attorneys' fees to a prevailing party if the prevailing party received a settlement offer unless the arbitrator's award to the prevailing party is greater than such settlement offer without taking into account attorneys' fees in the case of the settlement offer or the arbitrator's award. Any arbitration shall be held in San Francisco, California, for any claim brought by the parties. In addition to the above courts, the arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration.

          27. This Agreement contains the complete and entire understanding and agreement between the parties and supersedes any previous communications, representations, or agreements, verbal or written, related to the subject matter of this Agreement. This Agreement may only be amended by a writing signed by the party to be charged or its successor(s) in interest.

          28. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed given on the date delivered if delivered personally (including by courier), on the date transmitted if sent by confirmed telecopy or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address as may be specified by like notice):

If to Licensor:

                  PLM International, Inc.
                  One Market
                  Steuart Street Tower, Suite 800
                  San Francisco, California  94105
                  Attention: General Counsel
                  Telephone: (415) 974-1399
                  Telecopier: (415) 882-0860

         If to Licensee:

                  MAC Trailer Leasing, L.L.C.
                  1 Maynard Drive
                  Park Ridge, NJ  07656
                  Attention:  Daniel P. DeBlasio
                  Telephone: (201) 949-2008
                  Telecopier: (201) 391-0356

         With a copy to:

                  Marubeni America Corporation
                  450 Lexington Avenue
                  New York, New York  10017
                  Attention: David Appel - Counsel
                  Telephone: (212) 250-0132
                  Telecopier: (212) 450-0706

          29. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties hereto and delivered to the other party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LICENSOR                                     LICENSEE

PLM INTERNATIONAL, INC.                      MAC TRAILER LEASING, L.L.C.


Signature  \s\ Susan Santo                   Signature  /s/ Toru Nishimi
Printed Name:  Susan Santo                   Printed Name:  Toru Nishimi
Title:  V.P.                                 Title:  Chairman

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